Exhibit 10.20

Personal and Confidential

November 27, 2007

Mark J. Rubash
3392 Monte Sereno Terrace
Fremont, CA 94539

RE: Offer of Employment

Dear Mark:

Shutterfly, Inc. (the “Company” or “Shutterfly”) is pleased to offer you the opportunity to join Shutterfly. You are being offered a position as Senior Vice President, Chief Financial Officer reporting to me. If you decide to join us, then your anticipated start date will be November 29, 2007.

Compensation

Your annual base pay will be $280,000, less applicable taxes and withholdings. You will be paid semimonthly in accordance with the Company’s normal payroll procedure. Additionally, you will be eligible to participate in the Executive Bonus Plan to be approved by the Compensation Committee for 2008. Under the Executive Bonus Plan, it is anticipated that you will be eligible for a bonus of up to 30% of your base pay based upon you and the Company reaching certain performance goals.

Hire in Bonus

Shutterfly will provide you with a hire in bonus of $37,500, repayable on a pro-rata basis if you voluntarily terminate your employment with the Company within twelve (12) months from your actual employment start date.

Stock Option

Subject to the approval of the Company’s Board of Directors, you will be granted a stock option (the “Option”) to purchase 270,000 shares of the Company’s Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date the Board grants your Option in accordance with the Board’s stock option grant procedures.  Since you will be an executive officer, our procedure provides for stock option grants only four times a year (on February 29, May 31, August 31 and November 30). Therefore, based on your anticipated start date above, the grant of your Option is anticipated to occur on November 30, 3007, and this is also anticipated to be your vesting start date.  Your Option will be subject to terms, conditions and restrictions similar to those contained in the Company’s 2006 Equity Incentive Plan (the “Plan”) and the execution of a stock option agreement adopted pursuant to such Plan.

Severance

After expiration of the Introductory Period (defined below), if your employment is involuntarily terminated without Cause (as defined below), then you will receive an amount (the “Severance”) equal to six (6) months salary (determined using the monthly rate in effect on the date of termination of your employment) which will be paid over the following six (6) months (subject to a six-month delay if such delay is required to avoid the penalty taxes that may otherwise be imposed by Section 409A of the Internal Revenue Code of 1986, as amended), provided you have executed, and not revoked, a general release of claims in favor of the Company (in a form prescribed by the Company) and returned all Company property.

“Cause” shall mean your (i) gross negligence or willful misconduct in the performance of your duties; (ii) commission of any act of fraud or material dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or “no contest” to, a felony or a crime of moral turpitude or dishonesty; (iv) material breach of any proprietary information and inventions agreement with the Company, including the Employee Invention Assignment and Confidentiality Agreement attached to this letter as Exhibit A, or any other unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) repeated failure to perform the duties reasonably assigned to you after receiving written notification of such failure and a reasonable opportunity to cure such failure which shall not be less than 30 days following such notice.

Change in Control Benefits

If the Company is subject to a Corporate Transaction (as defined in the Plan) and within the first six (6) months following such Corporate Transaction (1) you resign because either you are no longer the Chief Financial Officer of the Company or your role is materially diminished from your role immediately prior to such Corporate Transaction, (2) you resign because the Company’s corporate office at which you work is moved at least 50 miles from its location immediately prior to such Corporate Transaction or (3) your employment is terminated by the Company, or a successor corporation, other than for Cause (as defined above), then (A) you will receive the Severance (on the terms and conditions provided above) and (B) if the Option is assumed in the Corporate Transaction, on the date of such termination you shall vest in an additional number of shares as would have vested in the twelve (12) months following the date of such termination, and the Option shall remain exercisable for the applicable period specified in the stock option agreement (the Option’s vesting acceleration and the Severance are collectively referred to as the “Change in Control Benefits”).  Your receipt of the Change of Control Benefits is conditioned on you having first executed, and not revoked, a general release of claims in favor of the Company (in a form prescribed by the Company) and the return of all Company property.

Benefits

As an employee, you will also be eligible to receive certain employee benefits including medical and dental coverage. The medical, dental and vision coverage begin on your date of hire as an employee. Additionally, you are eligible to participate in the Company’s 401(k) plan. The Company reserves the right to revise or discontinue any or all of its benefit plans, at any time, in the Company’s sole discretion. Enclosed is some information on the Company benefit plans.

Holidays

Shutterfly generally observes twelve (12) paid holidays each calendar year. The holiday schedule may change at management’s discretion.

Paid Time Off

In order to allow you flexibility with your free time, the Company has a paid time off policy. You begin to accrue paid time off on your date of hire. You will accrue fifteen (15) days of paid time off per year for your first three (3) years of employment, subject to the paid time off policy.

Introductory Period

Your first ninety (90) days of work is known as an “Introductory Period”. This “getting acquainted” period gives the Company the opportunity to determine your ability to perform your job. It also provides you with the opportunity to determine if you are satisfied with the job and the Company.  Either you or the Company can terminate the employment relationship at any time during or after the Introductory Period, with or without Cause or advance notice.

Employment Eligibility Verification

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire with the Company, or our employment relationship with you may be terminated.

Employment at Will

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason, as you deem appropriate. The Company will have a similar right and may terminate its employment relationship with you at any time, with or without Cause or advance notice.

Acceptance of Offer

To indicate your acceptance of the terms of this offer, please sign and date in the space provided below and return an executed copy to Shutterfly; 2800 Bridge Parkway; Redwood City, CA 94065; Attention: Human Resources or via Fax to (650) 610–5280 no later than November 29, 2007 after which this offer will expire. A duplicate original is enclosed for your records. In addition to this letter, your offer of employment is conditioned upon your: (1) completion and signing of the Shutterfly employment application; (2) successful completion of a background and reference check and (3) your signing of the Shutterfly Employee Invention Assignment and Confidentiality Agreement (and any other similar agreements relating to proprietary rights between you and the Company).

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by JAMS under JAMS Employment Arbitration Rules and Procedures then in effect, which are available online at JAMS’ website at www.jamsadr.org You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

This letter agreement, the Shutterfly Employee Invention Assignment and Confidentiality Agreement, the Plan and the stock option agreement for the Option constitute the entire agreement between you and the Company regarding the terms and conditions of your employment with the Company and together supersede any prior representations or agreements, whether written or oral. This letter, along with any agreements herein, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company.  If by November 29, 2007, we have not received a copy of this letter executed by you, then we will assume you have decided not to join the Company.

We look forward to your positive response and welcoming you to the Shutterfly team.

Sincerely,

/s/ Jeff Housenbold

Jeff Housenbold
CEO & President
Enclosures

Acknowledged and Agreed:

I agree to and accept employment with Shutterfly on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Signature:   /s/ Mark J. Rubash                                           Date:   November 27, 2007
        Mark J. Rubash

Exhibit A: Employee Invention Assignment and Confidentiality Agreement

EXHIBIT A
EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Shutterfly, Inc., a Delaware corporation (the “Company”), I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement.  I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights.  Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions.  I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3. Work for Hire; Assignment of Inventions.  I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.  I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.  Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”).  I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4. Labor Code Section 2870 Notice.  I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER:  (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.  TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

5. Assignment of Other Rights.  In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company:  (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions.  I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company.  “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6. Assistance.  I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries.  I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections.  My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance.  I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7. Proprietary Information.  I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”).  Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.

8. Confidentiality.  At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust.  I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company.  Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and, upon Company request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement.  I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.

9. No Breach of Prior Agreement.  I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party.  I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

10. Efforts; Duty Not to Compete.  I understand that my employment with the Company requires my undivided attention and effort during normal business hours.  While I am employed by the Company, I will not, without the Company’s express prior written consent, provide services to, or assist in any manner, any business or third party if such services or assistance would be in direct conflict with the Company’s business interests.

11. Notification.  I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

12. Non-Solicitation of Employees/Consultants.  During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

13. Non-Solicitation of Suppliers/Customers.  During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of California law.

14. Name & Likeness Rights.  I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for whatever purposes the Company deems necessary.

15. Injunctive Relief.  I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

16. Governing Law; Severability.  This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws.  If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.  If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

17. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

18. Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

19. Amendment and Waivers.  This Agreement may be amended only by a written agreement executed by each of the parties hereto.  No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought.  Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

20. Successors and Assigns; Assignment.  Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.  The Company may assign any of its rights and obligations under this Agreement.  No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

21. Further Assurances.  The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

22. “At Will” Employment.  I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.  I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself.  I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company.  I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.  This Agreement shall be effective as of the first day of my employment by the Company, which is [date].

SHUTTERFLY, INC.		Employee:
By:	/s/ Jeff Housenbold	/s/ Mark J. Rubash
	Jeff Housenbold CEO & President	Mark J. Rubash

Signature Page to Employee Invention Assignment and Confidentiality Agreement

APPENDIX A

California Labor Code Section 2870.  Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

1.           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a)           Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(b)           Result from any work performed by the employee for his employer.

2.           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under paragraph 1, the provision is against the public policy of this state is unenforceable.

APPENDIX B

PRIOR MATTER